Exhibit 5.1

One Financial Center
Boston, MA 02111
617-542-6000
617-542-2241 fax
www.mintz.com

February 7, 2019

Microbot Medical Inc.

25 Recreation Park Drive, Unit 108

Hingham, MA 02043

Ladies and Gentlemen:

We have acted as counsel for Microbot Medical Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) on November 8, 2018, as amended on November 19, 2018, December 17, 2018, December 31, 2018 and February 7, 2019 (File No. 333-228285) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), with respect to the offer and sale of (a) up to $11,500,000 of (i) shares (the “Shares”) of common stock of the Company, $0.01 par value per share (the “Common Stock”), and (ii) pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”), and (b) warrants to purchase up to $718,750 of shares of Common Stock to be issued to H.C. Wainwright & Co., LLC (the “Underwriter”) as compensation for its services (the “Underwriter Warrants,” and together with the Pre-Funded Warrants, the “Warrants”). The Warrants, the Shares, the shares of Common Stock underlying the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”) and the shares of Common Stock underlying the Underwriter Warrants (the “Underwriter Warrant Shares”) shall be collectively referred to herein as the “Securities”. The Securities will be sold pursuant to an Underwriting Agreement (the “Agreement”) between the Company and the Underwriter.

As counsel to the Company in connection with the proposed issuance and sale of the Securities, we have examined: (a) the Restated Certificate of Incorporation of the Company and the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Company, as amended to date, (together, the “Certificate of Incorporation”); (b) the Amended and Restated By-laws of the Company, as amended to date (the “By-laws”); (c) certain resolutions of the Board of Directors of the Company relating to the sale of the Securities; (d) the Pre-Funded Warrants and the Underwriter Warrants; and (v) such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be reliable.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

Based upon the foregoing, as subject to the limitations set forth herein, we advise you that in our opinion:

(a)	The Shares have been duly authorized for issuance by the Company and, when issued, delivered against payment therefor in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable;

(b)	The Pre-Funded Warrants have been duly authorized and, when issued and sold in accordance with the Agreement and duly executed and delivered by the Company to the purchasers thereof against payment therefor, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms;

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

February 7, 2019

(c)	The Underwriter Warrants have been duly authorized and, when issued and sold in accordance with the Agreement and duly executed and delivered by the Company to the Underwriter in accordance with the Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and

(d)	The Pre-Funded Warrant Shares and Underwriter Warrant Shares have been duly authorized for issuance by the Company and when issued and paid for in accordance with the provisions of the Pre-Funded Warrants and Underwriter Warrants, as applicable, will be validly issued, fully paid and nonassessable.

The opinions expressed in paragraphs (b) and (c) above with respect to the enforceability of the Pre-Funded Warrants and Underwriter Warrants may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Pre-Funded Warrants or Underwriter Warrants, as applicable, are considered in a proceeding in equity or at law).

Our opinion is limited to the General Corporation Law of the State of Delaware and the United States federal laws, and with regard to our opinions in paragraphs (b) and (c) above regarding the enforceability of the Pre-Funded Warrants and Underwriter Warrants, the laws of the State of New York, and we express no opinion with respect to the laws of any other jurisdiction.

No opinion is expressed herein with respect to the qualification of the Securities under the securities or blue sky laws of any state or any foreign jurisdiction.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matter. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and to the references to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ MINTZ, LEVIN, COHN, FERRIS,
GLOVSKY & POPEO, P.C.